Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Intuity Medical, Inc.

Number of Shares: See Below

Class of Stock: Series D-1 Preferred Stock, as adjusted

Warrant Price: $0.781 with respect to the Initial Shares, as adjusted

Issue Date: October 29, 2012

Expiration Date: October 29, 2022

Credit Facility:

This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement, dated December 27, 2010 among Silicon Valley Bank, as Collateral Agent, Silicon Valley Bank and Oxford Finance LLC, successor in interest to Oxford Finance Corporation, as Lenders, and the Company (as amended and/or restated from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price with respect to the Initial Shares (as defined below), and at the Term D Warrant Price (as defined below) with respect to the Term D Loans Additional Shares (as defined below) and the Term E Warrant Price (as defined below) with respect to the Term E Loans Additional Shares (as defined below), all as set forth herein and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. Subject to the provisions of the following paragraph and Sections 1.7 and 2 of this Warrant, the Shares are Series D-1 Preferred Stock, and the Warrant Price with respect to the Initial Shares is $0.781. Reference is made to Section 5.4 of this Warrant whereby Silicon Valley Bank shall transfer this Warrant to its parent company, SVB Financial Group.

The initial number of fully paid and non-assessable shares for which this Warrant shall be exercisable shall equal 345,710 (the “Initial Shares”) at the above-stated Warrant Price and as adjusted pursuant to Section 1.7 and Section 2 of this Warrant. The Expiration Date shall be October 29, 2022. Upon the Company’s request for and receipt of (A) the Term D Loans under the Loan Agreement (the “Term D Loan Date”), this Warrant shall be automatically exercisable for, in addition to the Initial Shares, an additional number of fully paid and non-assessable shares equal to (i) 6.0% of the Term D Loans advanced by Holder, divided by (ii) the price per share at which shares of the Company’s preferred stock were last sold and issued prior to the Term D Loan

Date in an arms-length transaction in which at least $500,000 of such shares were sold (the “Term D Warrant Price”) (collectively, the “Term D Loans Additional Shares”) and (B) the Term E Loans under the Loan Agreement (the “Term E Loan Date”), this Warrant shall be automatically exercisable for, in addition to the Initial Shares and the Term D Loans Additional Shares, an additional number of fully paid and non-assessable shares equal to (i) 6.0% of the Term E Loans advanced by Holder, divided by (ii) the price per share at which shares of the Company’s preferred stock were last sold and issued prior to the Term E Loan Date in an arms-length transaction in which at least $500,000 of such shares were sold (the “Term E Warrant Price” and together with the Warrant Price with respect to the Initial Shares and the Term D Warrant Price, the “Warrant Price”) (collectively, the “Term E Loans Additional Shares” and, together with the Initial Shares and the Term D Loans Additional Shares, the “Shares”). The portion of this Warrant exercisable for the Term D Loans Additional Shares shall be at the Term D Warrant Price, as adjusted pursuant to Section 1.7 and Section 2 of this Warrant, and the portion of this Warrant exercisable for the Term E Loans Additional Shares shall be at the Term E Warrant Price, as adjusted pursuant to Section 1.7 and Section 2 of this Warrant.

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate applicable Warrant Price for the Shares being purchased.

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate applicable Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate applicable Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the applicable Warrant Price.

1.3 Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant Upon Acquisition of Company.

(a) Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b) Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities, and the aggregate value of such consideration per Share is at least 200% of the applicable Warrant Price, either (i) Holder shall exercise this Warrant with respect to such Shares pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire with respect to such Shares immediately prior to the consummation of such Acquisition.

(c) The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) Business Days’ prior to the closing of the proposed Acquisition. In the event the Company does not provide such notice, then if, immediately prior to the Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than 200% of the applicable Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all such Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof.

(d) Upon the closing of any Acquisition other than as particularly described above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e) As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) Holder would not be restricted by Rule 144 promulgated under the Act from selling, within six (6) months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

1.7 Adjustment to Class of Shares; Number of Shares; Warrant Price; Adjustments Cumulative.

(a) In the event of a preferred stock equity financing by the Company after the Issue Date, the gross proceeds of which equal at least One Million Dollars ($1,000,000) (the “Initial Next Round”), if the price per share (the “Initial Next Round Price”) of such shares of preferred stock (the “Initial Next Round Stock”) is less than the Warrant Price with respect to the Initial Shares, Holder shall have the right, in Holder’s sole discretion, to elect to treat all of the

Initial Shares issuable upon exercise of this Warrant as exercisable for Shares of the Initial Next Round Stock at the Initial Next Round Price (with the number of the Initial Shares subject of this Warrant automatically adjusted to equal (i) the aggregate number of Initial Shares for which this Warrant is then exercisable (as adjusted hereunder, but before giving effect to this Section 1.7) multiplied by (ii) the quotient of (x) the Warrant Price with respect to the Initial Shares divided by (y) the Initial Next Round Price) (the “Initial Next Round Election”). Company shall provide Holder no less than ten (10) Business Days’ written notice prior to any sale of Initial Next Round Stock (the “Initial Next Round Notice”). Holder shall make the Initial Next Round Election by providing the Company with written notice within five (5) Business Days’ of its receipt of the Initial Next Round Notice (the “Initial Next Round Election Period”) and Holder shall be deemed to waive its right to make such Initial Next Round Election if it fails to deliver its Initial Next Round Election within the Initial Next Round Election Period. If Holder makes the Initial Next Round Election within the Initial Next Round Election Period, then (a) the Initial Next Round Election shall be effective immediately following the initial closing of the Initial Next Round and (b) the Initial Shares for which this Warrant is exercisable shall be shares of Initial Next Round Stock. The right of Holder to make an Initial Next Round Election with respect to the Initial Shares (and the corresponding adjustment provided for in this Section 1.7) shall only apply to the first Initial Next Round that occurs after the Issue Date.

(b) In the event of a preferred stock equity financing by the Company after the Term D Loan Date, the gross proceeds of which equal at least One Million Dollars ($1,000,000) (the “Term D Next Round”), if the price per share (the “Term D Next Round Price”) of such shares of preferred stock (the “Term D Next Round Stock”) is less than the Term D Warrant Price, Holder shall have the right, in Holder’s sole discretion, to elect to treat all of the Term D Loans Additional Shares issuable upon exercise of this Warrant as exercisable for Shares of the Term D Next Round Stock at the Term D Next Round Price (with the number of Term D Loans Additional Shares subject of this Warrant automatically adjusted to equal (i) the aggregate number of Term D Loans Additional Shares for which this Warrant is then exercisable (as adjusted hereunder, but before giving effect to this Section 1.7) multiplied by (ii) the quotient of (x) the Term D Warrant Price divided by (y) the Term D Next Round Price) (the “Term D Next Round Election”). Company shall provide Holder no less than ten (10) Business Days’ written notice prior to any sale of Term D Next Round Stock (the “Term D Next Round Notice”). Holder shall make the Term D Next Round Election by providing the Company with written notice within five (5) Business Days’ of its receipt of the Term D Next Round Notice (the “Term D Next Round Election Period”) and Holder shall be deemed to waive its right to make such Term D Next Round Election if it fails to deliver its Term D Next Round Election within the Term D Next Round Election Period. If Holder makes the Term D Next Round Election within the Term D Next Round Election Period, then (a) the Term D Next Round Election shall be effective immediately following the initial closing of the Term D Next Round and (b) the Term D Loans Additional Shares for which this Warrant is exercisable shall be shares of Term D Next Round Stock. The right of Holder to make a term D Next Round Election with respect to the Term D Loans Additional Shares (and the corresponding adjustment provided for in this Section 1.7) shall only apply to the first Term D Next Round that occurs after the Term D Loan Date.

(c) In the event of a preferred stock equity financing by the Company after the Term E Loan Date, the gross proceeds of which equal at least One Million Dollars ($1,000,000) (the “Term E Next Round”), if the price per share (the “Term C Next Round Price”) of such shares of preferred stock (the “Term E Next Round Stock”) is less than the Term E Warrant Price, Holder shall have the right, in Holder’s sole discretion, to elect to treat all of the Term E Loans Additional Shares issuable upon exercise of this Warrant as exercisable for Shares of the Term E Next Round Stock at the Term E Next Round Price (with the number of Term E Loans Additional Shares subject of this Warrant automatically adjusted to equal (i) the aggregate number of Term E Loans Additional Shares for which this Warrant is then exercisable (as adjusted hereunder, but before giving effect to this Section 1.7) multiplied by (ii) the quotient of (x) the Term E Warrant Price divided by (y) the Term E Next Round Price) (the “Term E Next Round Election”). Company shall provide Holder no less than ten (10) Business Days’ written notice prior to any sale of Term E Next Round Stock (the “Term E Next Round Notice”). Holder shall make the Term E Next Round Election by providing the Company with written notice within five (5) Business Days’ of its receipt of the Term E Next Round Notice (the “Term E Next Round Election Period”) and Holder shall be deemed to waive its right to make such Term E Next Round Election if it fails to deliver its Term E Next Round Election within the Term E Next Round Election Period. If Holder makes the Term E Next Round Election within the Term E Next Round Election Period, then (a) the Term E Next Round Election shall be effective immediately following the initial closing of the Term E Next Round and (b) the Term E Loans Additional Shares for which this Warrant is exercisable shall be shares of Term E Next Round Stock. The right of Holder to make a Term E Next Round Election with respect to the Term E Loans Additional Shares (and the corresponding adjustment provided for in this Section 1.7) shall only apply to the first Term E Next Round that occurs after the Term E Loan Date.

(d) Holder’s rights pursuant to this Section 1.7 shall terminate (x) in the case of the occurrence of an Acquisition, upon the satisfaction of the provisions of Section 1.6 hereof and (y) in the case of the occurrence of an IPO (defined below), then upon the satisfaction of Section 2.3 hereof. Any adjustment to the Class of Shares, number of Shares and/or Warrant Price made as a result of this Section 1.7 shall be in addition to any adjustment(s) to be made in accordance with Section 2 hereof.

1.8 Stockholder Agreement. As to any Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) Holder receives upon exercise or conversion of this Warrant, the Holder agrees to be bound by the Fourth Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement, dated as of December 22, 2009, by and among the Company and the stockholders named therein, as amended by that certain Series D Preferred Stock Extension Financing Omnibus Amendment, dated as of July 13, 2011, and as further amended and/or restated from time to time.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the applicable Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the applicable Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the applicable Warrant Price shall equal the applicable Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.4 Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.5 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective applicable Warrant Price.

2.6 Notice/Certificate as to Adjustments. Upon each adjustment of the applicable Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the applicable Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the applicable Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d) effect an Acquisition or to liquidate, dissolve or wind up; or

(e) effect an IPO;

then, in connection with each such event, the Company shall give Holder:

(1) at least ten (10) Business Days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2) in the case of the matters referred to in (c) and (d) above at least ten (10) Business Days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and

(3) with respect to the IPO, at least ten (10) Business Days’ prior written notice of the date on which the Company proposes to file its registration statement in connection therewith. Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2 hereof if the Company does not give written notice to Holder of an Acquisition as required by the terms hereof. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6 Market Stand-off Agreement. The Holder agrees that the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be subject to the Market Standoff provisions in Section 1.14 of that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of December 22, 2009, by and among the Company and the stockholders named therein, as amended by that certain Series D Preferred Stock Extension Financing Omnibus Amendment, dated as of July 13, 2011, and as further amended and/or restated from time to time.

4.7 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights or any rights as a stockholder of the Company other than as set forth in this Warrant until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1 Term; Automatic Cashless Exercise Upon Expiration.

(a) Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date, and shall be void thereafter.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the applicable Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all such Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2 Legends. Each certificate evidencing Shares (and each certificate evidencing the securities issued upon conversion of any Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED OCTOBER 29, 2012, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. After receipt by Silicon Valley Bank of the executed Warrant, Silicon Valley Bank will transfer all of this Warrant to its parent company, SVB Financial Group. By its acceptance of this Warrant, SVB Financial Group hereby makes to the Company each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee other than SVB Financial Group shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: [***]

Facsimile: [***]

Email: [***]

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Intuity Medical, Inc.

Attn: Emory Anderson, Chief Executive Officer

350 Potrero Ave.

Sunnyvale, CA 94085

Telephone: [***]

Facsimile: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Michael W. Hall and Kathleen M. Wells

Telephone: [***]

Facsimile: [***]

Email: [***] and [***]

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11 Business Days. “Business Day” is any day that is not a Saturday, Sunday or a holiday on which Silicon Valley Bank is closed.

[Remainder of page left blank intentionally]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

INTUITY MEDICAL, INC.

By:	/s/ Emory V. Anderson III
Name:	Emory V. Anderson III
(Print)
Title:	President and CEO

“HOLDER”

OXFORD FINANCE LLC

By:
Name:
(Print)
Title:

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

INTUITY MEDICAL, INC.

By:
Name:
(Print)
Title:

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Kevin Longo
Name:	Kevin Longo
(Print)
Title:	Relationship Manager

APPENDIX 1

NOTICE OF EXERCISE

1.

The undersigned Holder hereby exercises its right purchase _____________________ shares of the Common/Series ______________ Preferred [circle one] Stock of ________________ (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ] check in the amount of $ _____ payable to order of the Company enclosed herewith

[ ] Wire transfer of immediately available funds to the Company’s account

[ ] Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ] Other [Describe] ___________________________________________

2.	Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.	By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:
Name:
Title:
(Date):

SCHEDULE 1

Company Capitalization Table

See attached